Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

December 31, 2025

To the Board of Directors of Immersed Inc.,

We hereby consent to the inclusion of our Auditors' Report, dated December 18, 2025, on the financial statements of Immersed Inc. – which comprise the balance sheet as of December 31, 2024 and December 31, 2023, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements— in the Company's Form 1-A. We also consent to the inclusion of our Financial Review Report, dated December 18, 2025, on the interim financial statements of Immersed Inc. – which comprise the balance sheet as of June 30, 2025, and the related statements of income, changes in stockholders' equity, and cash flows for the interim six month period then ended, and the related notes to the financial statements— in the Company's Form 1-A.

We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our report.

Best,

/s/ Alice.CPA LLC

Alice.CPA LLC

Robbinsville, New Jersey

December 31, 2025